Exhibit 23-c

CONSENT OF EXPERT

We consent to the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference under the headings “Item 3. Legal Proceedings,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 22 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K of Meritor, Inc. (“Meritor”) for the fiscal year ended September 30, 2012 and to the incorporation by reference of such reference into the following Registration Statements of Meritor:

Form	Registration No.	Purpose
S-3	333-179405	Registration of common stock, preferred stock, warrants and guarantees of debt securities
S-8	333-171713	Amended 2010 Long-Term Incentive Plan
S-8	333-164333	2010 Long-Term Incentive Plan
S-3	333-163233	Registration of common stock, preferred stock, warrants, and guarantees of debt securities
S-8	333-141186	2007 Long-Term Incentive Plan
S-3	333-143615	Registration of convertible notes, guarantees and common stock
S-3	333-134409	Registration of convertible notes, guarantees and common stock
S-8	333-107913	Meritor, Inc. Savings Plan
S-8	333-123103	Meritor, Inc. Hourly Employees Savings Plan
S-3	333-58760	Registration of debt securities
S-8	333-49610	1997 Long-Term Incentives Plan
S-3	333-43118	Meritor, Inc. 1988 Stock Benefit Plan
S-3	333-43116	Meritor, Inc. 1998 Stock Benefit Plan
S-3	333-43112	Meritor, Inc. Employee Stock Benefit Plan
S-8	333-42012	Employee Stock Benefit Plan, 1988 Stock Benefit Plan and 1998 Employee Stock Benefit Plan

BATES WHITE LLC

By:/s/ Charles E. Bates
Charles E. Bates, Ph.D.
President and CEO

Date: November 19, 2012